Exhibit 99.1
Protalix Names Sandra Lauterbach Vice President of Sales and Commercial Affairs
CARMIEL, Israel, December 17, 2009 — Protalix BioTherapeutics, Inc. (NYSE-Amex: PLX) today announced the appointment of Sandra Lauterbach to Vice President, Sales and Commercial Affairs. In this newly created, U.S. based position, Ms. Lauterbach will be responsible for all commercial activities, including pre-launch and launch activities for taliglucerase alfa in accordance with the collaboration agreement between the Company and Pfizer Inc., as well as any other products that emerge from the Company’s pipeline. Ms. Lauterbach brings over 20 years of expertise in U.S. and global marketing, commercial strategy, and product development for pharmaceutical and biotechnology companies. Prior to joining the Company, she served as Vice President of Marketing, Endocrinology at EMD Serono and Senior Director, Global Marketing for Fabrazyme at Genzyme Corporation.
“We are delighted to have someone with Sandra’s sales and commercial experience join Protalix,” said Dr. David Aviezer, the Company’s President and Chief Executive Officer. “Her experience and track record with pre-launch and launch activities, particularly in the rare genetic disease space, will be a tremendous asset to our company as we transition from a research and development organization to a fully integrated biotechnology company.”
Ms. Lauterbach’s career includes more than 20 years of sales and marketing experience in the healthcare industry. As Vice President of Marketing, Endocrinology at EMD Serono, she developed, executed, and managed the national marketing strategies for Saizen®, Gonal-f® and Serostim®. Prior to her tenure at Serono, Ms. Lauterbach spent four years at Genzyme leading the international product team for Fabrazyme, which produced double-digit annual growth for three straight years. Her background also includes several years with Immune Mediated Disease, Vertex Pharmaceuticals Incorporated, Amgen Inc. and Merck Human Health.
Ms. Lauterbach received her Bachelor of Science in Molecular Biology from the University of Wisconsin and her Masters in Business Administration from the University of South Florida.
About Protalix
Protalix is a biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx™ presents a proprietary method for the expression of recombinant proteins that Protalix believes will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins in an environment free of mammalian components and viruses. Protalix is also advancing additional recombinant biopharmaceutical drug development programs. Taliglucerase alfa is an enzyme replacement therapy in development under a Special Protocol Assessment with the U.S. Food and Drug Administration for Gaucher disease.
Safe Harbor Statement:
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others, risks relating to: the successful preclinical development of our product candidates; the completion of clinical trials; the review process of the FDA, foreign regulatory bodies and other governmental regulatory bodies, including the FDA’s review of any filings we make in connection with the treatment protocol; delays in the FDA’s or other health regulatory authorities’ approval of any applications we file or refusals to approve such filings; refusals by such regulatory authorities to approve the marketing and sale of a drug product even after acceptance of an application we file for any such drug product; the identification of lead compounds; the risk that we may fail to satisfy certain conditions relating to grants we have received from the Office of the Chief Scientist of Israel’s Ministry of Industry and Trade which may lead to our being required to refund grants previously received together with interest and penalties; the risk that the Office of the Chief Scientist may not deliver to us all of the funds awarded to us; uncertainties related to the ability to attract and retain partners for our technologies and products under development; and other factors described in our filings with the Securities and Exchange Commission. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings for such clinical trials. Further, even if favorable testing data is generated by clinical trials of drug products, the FDA may not accept or approve an NDA filed by a pharmaceutical or biotechnology company for such drug product. Failure to obtain FDA approval of any of our drug candidates in a timely manner, if at all, will severely undermine our business and results of operation by reducing our potential marketable products and our ability to generate corresponding product revenues. Under our approved treatment protocol, taliglucerase alfa might be provided only to a limited number of patients and only for a limited time. The FDA’s approval of the treatment protocol or the fast track designation will not have any effect on the FDA’s approval of the NDA we filed with respect to taliglucerase alfa, if any, and the review by the FDA of any data from our Phase III clinical development programs in connection with the approval of the treatment protocol will not have any effect on the FDA’s subsequent review of our complete Phase III clinical trial data in the future. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.
Contact:
Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com
Media Contact:
Brad Miles
BMC Communications Group, LLC
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Email: brad@bmccommunications.com